Exhibit 99.1


  Albany International Announces Plans to Consolidate Manufacturing Operations
                                    in Europe

    ALBANY, N.Y., Jan. 22 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PSE/FWB: AIN) announced today its plan to discontinue press fabric and forming fabric manufacturing at its facility in Dieren, the Netherlands, and to discontinue dryer fabric manufacturing at its Bury, Lancashire, England, facility. These actions are part of the Company's continuing effort to match capacity to the global demand for paper machine clothing.
    At the Bury facility, the proposal is likely to affect up to 50 of the 130 people employed. Bury would continue to manufacture process belts for shoe press and related paper machine applications. At the Dieren operations, all manufacturing would be discontinued and would affect approximately 280 employees. The proposal is subject to review under local law and would be carried out in consultation with the works councils and trade unions.
    The proposal by the Company to discontinue operations is a business-driven necessity and does not reflect on the fine performance of the Albany International employees at the Bury and Dieren operations.
    Transition of manufacturing to other Albany International Europe facilities will begin as soon as possible and is expected to be completed in 2004.
    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.

SOURCE  Albany International Corp.
    -0-                             01/22/2004
    /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications of Albany International Corp., +1-518-445-2214/
    /Web site:  http://www.albint.com /
    (AIN)

CO:  Albany International Corp.
ST:  New York
IN:  TEX PAP MAC
SU: